Filed Pursuant to Rule 433 Registration Statement No. 333-231751 Dated November 6, 2020
Market Linked Securities  - Auto-Callable with Fixed Percentage Buffered Downside
Principal at Risk Securities Linked to the S&P 500® Index due December 9, 2024
Term Sheet to Preliminary Pricing Supplement dated November 6, 2020

Issuer	The Toronto-Dominion Bank (“TD”)
Issue	Senior Debt Securities, Series E
Term	Approximately 4 years, subject to an automatic call
Reference Asset:	S&P 500® Index
Pricing Date	Expected to be November 30, 2020*
Issue Date	Expected to be December 4, 2020*
Principal Amount	$1,000 per Security
Issue Price	$1,000 per Security except that certain investors that purchase for certain fee based advisory accounts may purchase for not less than $968.50 per Security.
Automatic Call Feature
If the Closing Level of the Reference Asset on any Call Date (including the Final Valuation Date) is greater than or equal to the Initial Level, the Securities will be automatically called for the Principal Amount plus the Call Premium applicable to the relevant Call Date. See “Call Dates and Call Premiums” on page 3

Call Dates	Expected to be December 3, 2021; December 5, 2022; December 4, 2023 and December 2, 2024
Call Payment Dates	Five business days following the applicable Call Date (if the Securities are called on the last Call Date, the Call Payment will be the Maturity Date)
Payment at Maturity	See “How the Payment at Maturity is Calculated” on page 3
Maturity Date	Expected to be December 9, 2024
Initial Level	The closing level of the Reference Asset on the Pricing Date
Final Level	The closing level of the Reference Asset on the Final Valuation Date
Buffer Level	90.00% of the Initial Level (equal to the Initial Level multiplied by the difference of 100.00% minus the Buffer Percentage, to be determined on the Pricing Date).
Buffer Percentage	10.00%
Percentage Change	(Final Level – Initial Level) / Initial Level, expressed as a percentage
Final Valuation Date	Expected to be December 2, 2024, which is also the final Call Date
Calculation Agent	TD
Minimum Investment	$1,000 and minimum denominations of $1,000 in excess thereof
Agents	TD Securities (USA) LLC and Wells Fargo Securities, LLC
Underwriting Discount and Commission
Up to 3.15% to Agents, of which dealers, including Wells Fargo Advisors, LLC (“WFA”), may receive a selling concession of 1.75% and WFA will receive a distribution expense fee of 0.075%.
We may pay a fee of up to $1.00 per security for certain Securities sold in this offering to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

CUSIP / ISIN	89114RWB8 / US89114RWB85
*We expect that delivery of the Securities will be made against payment therefor on or about the 4th business day following the Pricing Date (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in 2 business days (“T+2”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the Pricing Date will be required, by virtue of the fact that each Security initially will settle in 4 business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.
Investment Description
•	Linked to the S&P 500® Index

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Unlike ordinary debt securities, the Securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the Securities are subject to potential automatic call upon the terms described below. Any return you receive on the Securities and whether they are automatically called will depend on the performance of the Reference Asset.

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Automatic Call Feature. If the Closing Level of the Reference Asset on any Call Date (including the Final Valuation Date) is greater than or equal to the Initial Level, the Securities will be automatically called, and on the related Call Payment Date you will receive the Principal Amount plus the Call Premium applicable to the relevant Call Date.

Call Date	Call Premium*
December 3, 2021	[5.00 - 6.00]% of the Principal Amount
December 5, 2022	[10.00 - 12.00]% of the Principal Amount
December 4, 2023	[15.00 - 18.00]% of the Principal Amount
December 2, 2024 (the “Final Valuation Date”)	[20.00 - 24.00]% of the Principal Amount
* The actual Call Premium applicable to each Call Date will be determined on the Pricing Date.
•	Payment at Maturity. If the Securities are not automatically called on any Call Date (including the Final Valuation Date), on the Maturity Date, we will pay a cash payment per Security equal to:

•	If the Final Level is less than the Initial Level but greater than or equal to the Buffer Level:

Principal Amount of $1,000

•	If the Final Level is less than the Buffer Level:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

In this case, you will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level is less than the Initial Level by more than 10.00%, and may lose up to 90.00% of the Principal Amount.
•	Investors may lose up to 90.00% of the Principal Amount.
•	Any positive return on the Securities will be limited to the applicable Call Premium.
•	Any payments on the Securities are subject to TD’s credit risk
•	You will have no right to the stocks comprising the Reference Asset (the “Reference Asset Constituents”)
•	No periodic interest payments or dividends
•	No exchange listing; designed to be held to maturity

Our estimated value of the Securities at the time the terms of your Securities are set on the Pricing Date is expected to be between $910.00 and $940.00 per Security. The estimated value is expected to be less than the public offering price of the Securities. See “Additional Information Regarding Our Estimated Value of the Securities” in the accompanying preliminary pricing supplement.
The Securities have complex features and investing in the Securities involves a number of risks. See “Additional Risk Factors” beginning on page P-8 of the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the product prospectus supplement MLN-EI-1 dated June 19, 2019 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
The Securities are not a bank deposit and not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying pricing supplement, product prospectus supplement and prospectus before making a decision to invest in the Securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities. As used in this introductory term sheet, “we,” “us,” or “our” refers to The Toronto-Dominion Bank.

TD SECURITIES (USA) LLC	WELLS FARGO SECURITIES, LLC

Hypothetical Payout Profile
The profile to the right illustrates the potential payment on the Securities for a range of hypothetical Percentage Changes in the Closing Level of the Reference Asset from the Pricing Date to the applicable Call Date (including the Final Valuation Date), assuming a Buffer Level equal to 90.00% of the Initial Level. The Call Premiums shown in the profile are hypothetical and are based on the midpoint of the ranges specified for the Call Premiums.
This graph has been prepared for purposes of illustration only. Your actual return will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called and (iii) if the Securities are not automatically called, the actual Final Level of the Reference Asset. Neither TD nor either Agent is predicting or guaranteeing any gain or particular return on the Securities.
*The graph to the right represents a hypothetical payout profile for the Securities. The 45 degree dotted line represents the hypothetical percentage change of the Reference Asset.

Hypothetical Returns
If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Payment Date	Hypothetical Pre-Tax Return on Securities
1st Call Date	$1,055.00	5.50%
2nd Call Date	$1,110.00	11.00%
3rd Call Date	$1,165.00	16.50%
4th Call Date	$1,220.00	22.00%
Assumes the Call Premiums are equal to the midpoints of their specified ranges. Each Security has a Principal Amount of $1,000.
If the Securities are not automatically called:
Hypothetical Final Level	Hypothetical Percentage Change	Hypothetical Payment at Maturity per Security	Hypothetical Pre- Tax Return on Securities
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$950.00	-5.00%
75.00	-25.00%	$850.00	-15.00%
50.00	-50.00%	$600.00	-40.00%
25.00	-75.00%	$350.00	-65.00%
0.00	-100.00%	$100.00	-90.00%
Assumes a hypothetical Initial Level of 100.00. The actual Initial Level will be determined on the Pricing Date. Each Security has a Principal Amount of $1,000.
The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual amount payable will depend on (i) whether the Securities are automatically called; (ii) if the Securities are automatically called, the actual Call Premium and the actual Call Date on which the Securities are called and (iii) if the Securities are not automatically called, the actual Final Level of the Reference Asset.

Call Dates and Call Premiums
Call Date	Call Premium	Payment per Security upon an Automatic Call
December 3, 2021	[5.00 - 6.00]% of the Principal Amount	[$1,050.00 - $1,060.00]
December 5, 2022	[10.00 - 12.00]% of the Principal Amount	[$1,100.00 - $1,120.00]
December 4, 2023	[15.00 - 18.00]% of the Principal Amount	[$1,150.00 - $1,180.00]
December 2, 2024*	[20.00 - 24.00]% of the Principal Amount	[$1,200.00 - $1,240.00]
The actual Call Premium and Payment per Security upon an automatic call that is applicable to each Call Date will be determined on the Pricing Date and will be within the ranges specified in the foregoing table. The last Call Date is the Final Valuation Date, and payment upon an automatic call on the Final Valuation Date, if applicable, will be made on the Maturity Date.
*This is also the Final Valuation Date.

TD SECURITIES (USA) LLC	2	WELLS FARGO SECURITIES, LLC

How the Payment at Maturity is Calculated
If the Securities are not automatically called on any Call Date (including the Final Valuation Date), on the Maturity Date, we will pay a cash payment per Security equal to:
•	If the Final Level is less than the Initial Level but greater than or equal to the Buffer Level:
Principal Amount of $1,000.
•	If the Final Level is less than the Buffer Level:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]
If the Securities are not automatically called and the Final Level is less than the Buffer Level, investors will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level is less than the Initial Level by more than 10.00%, and may lose up to 90.00% of the Principal Amount. Any positive return on the Securities will be limited to the applicable Call Premium, even if the Closing Level of the Reference Asset significantly exceeds the Initial Level on the applicable Call Date. You will not participate in any appreciation of the level of the Reference Asset beyond the applicable Call Premium. Any payments on the Securities are subject to our credit risk.
Historical Performance of the Reference Asset
S&P 500® Index (SPX)

* The graph above sets forth the historical daily performance of the Reference Asset  from January 1, 2015 through October 29, 2020. The graph is based upon actual daily historical closing levels of the Reference Asset.
We obtained the information regarding the historical performance of the Reference Asset used in calculating the graph above from Bloomberg® Professional service (“Bloomberg”). We have not conducted any independent review or due diligence of publicly available information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Level of the Reference Asset on any day. Additionally, the hypothetical examples above reflect the performance of the Reference Asset, and do not reflect or incorporate any terms of the Security. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
We have filed a registration statement (including a prospectus), a product prospectus supplement and a pricing supplement with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents that we have filed with the SEC for more complete information about us and this offering. You may get those documents for free by visiting EDGAR on the SEC website www.sec.gov.  Alternatively, we, TD Securities (USA) LLC or Wells Fargo Securities will arrange to send you the prospectus if you request it by calling toll-free at 1-855-303-3234.

TD SECURITIES (USA) LLC	3	WELLS FARGO SECURITIES, LLC

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Additional Risk Factors” section in the accompanying preliminary pricing supplement, the “Additional Risk Factors Specific to the Notes” section in the product prospectus supplement and the “Risk Factors” section in the prospectus.  Please review those risk disclosures carefully.
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Principal at Risk. The Securities do not guarantee the return of the Principal Amount and investors may lose up to 90.00% of their entire investment in the Securities if the Securities are not automatically called and there is a decline in the level of the Reference Asset by more than 10.00% from the Pricing Date to the Final Valuation Date. Specifically, if the Securities are not automatically called and the Final Level is less than the Buffer Level, investors will lose 1% of the Principal Amount of the Securities for each 1% that the Final Level is less than the Initial Level by more than 10.00%, and may lose up to 90.00% of the Principal Amount.

•	The Downside Market Exposure to the Reference Asset is Buffered Only at Maturity.
•	You Will Receive No Positive Return on the Securities If the Securities Are Not Automatically Called.
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Your Potential Positive Return on the Securities Will Be Limited to the Applicable Call Premium Paid on the Securities, If Any, Regardless of Any Increase in the Level of the Reference Asset And May Be Less Than the Return on a Hypothetical Direct Investment in the Reference Asset.

•	The Securities Do Not Pay Interest and Your Return on the Securities May Be Less Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Securities May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.
•	The Amount Payable on the Securities is Not Linked to the Level of the Reference Asset at Any Time Other Than on the Call Dates (Including the Final Valuation Date).
•	The Call Premiums Will Reflect, In Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
•	There Are Market Risks Associated with the Reference Asset.
•	We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Any Actions Taken by the Index Sponsor.
•	The Reference Asset is Price Return Only and You Will Not Have Any Rights to the Reference Asset Constituents.
•	Past Reference Asset Performance is No Guide to Future Performance.
•	The Estimated Value of Your Securities Is Expected to Be Less Than the Public Offering Price of Your Securities.
•	The Estimated Value of Your Securities Is Based on Our Internal Funding Rate.
•	The Estimated Value of the Securities Is Based on Our Internal Pricing Models; Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
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The Estimated Value of Your Securities Is Not a Prediction of the Prices at Which You May Sell Your Securities in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Less Than the Public Offering Price of Your Securities and May Be Less Than the Estimated Value of Your Securities.

•	The Temporary Price at Which We May Initially Buy the Securities in the Secondary Market May Not Be Indicative of Future Prices of Your Securities.
•	The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
•	There May Not Be an Active Trading Market for the Securities — Sales in the Secondary Market May Result in Significant Losses.
•	If the Level of the Reference Asset Changes, the Market Value of Your Securities May Not Change in the Same Manner.
•	There Are Potential Conflicts of Interest Between You and the Calculation Agent.
•	Each Call Date (including the Final Valuation Date) and the Potential Call Payment Date (including the Maturity Date) is Subject to Market Disruption Events and Postponements.
•	Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Securities.
•	Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Securities.
•	Significant Aspects of the Tax Treatment of the Securities Are Uncertain.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

TD SECURITIES (USA) LLC	4	WELLS FARGO SECURITIES, LLC